Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Ken Plunk
FOR:		Senior Vice President
Chief Financial Officer
(615) 587-4374

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS THIRD QUARTER SALES

AND EARNINGS

Pennsauken, NJ, July 26th, 2021 - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the third quarter ended June 26th, 2021.

Sales increased 51% to $324.3 million from $214.6 million in last year’s third quarter. Net earnings were $28.9 million in the current quarter compared to a $12.6 million loss last year.  Earnings per diluted share was $1.51 for the third quarter, a significant increase compared to the $0.67 loss per diluted share last year. Operating income increased to $38.1 million in the current quarter versus a $19.4 million loss last year.

For the nine months ended June 26, 2021, sales were $821.5 million, a 7% increase from the same period last year when sales were $769.5 million. Net earnings were $36.7 million for the nine months compared to $11.7 million last year. Earnings per diluted share was $1.92 for the nine-month period compared to $0.62 last year. Operating income increased 246% to $46.0 million this year from $13.3 million last year. Operating income was impacted by $2.1 million of Covid-19 related costs during this nine-month period.

The overall sales environment improved significantly this quarter benefiting our business across all three segments. Food service venues are approaching pre-Covid capacity levels and more confident consumers are getting out of the house and spending more as the market normalizes. Our Food Service segment rebounded with 68% growth versus last year and exceeded fiscal 2019 sales by 1% led by strength in soft pretzels, churros, handhelds and bakery. Even as our food service business rebounds, we continue to see strength in our Retail segment where sales were just 6% below last year despite lapping a 38% growth in the prior year. Benchmarked against a pre-Covid fiscal 2019, retail sales grew 29% even as consumer trends shift out of the home. The Frozen Beverages business was 83% above prior year for the quarter which was a significant improvement when compared to Q2 of this year where sales were still 32% below the prior year. This growth was led by the amusement, c-store and mass merchandise channels. While theater attendance continues to lag 2019 levels, traffic and average ticket are improving and should further benefit our business down the road. Improved sales volume, product mix and a strong focus on cost efficiencies helped drive improved gross margins and profitability.

Dan Fachner, J&J’s President, commented, “I am so proud of our employees across the business for helping deliver a strong quarter. Our business performance is starting to benefit from an economy that is moving much closer to pre-Covid activities. The strength of our product and brand portfolio enables us to quickly leverage consumer traffic across multiple food service and retail customers. Consumers are embracing the opportunities they missed over the last year whether that is enjoying a SUPERPRETZEL at the game or sipping on an ICEE at the beach with their family. I remain extremely confident in our business and future growth opportunities.”

J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS and HILL & VALLEY. J&J Snack Foods Corp. has approximately twenty manufacturing facilities and generates more than $1 billion in annual revenue. The Company has a history of strong sales growth and financial performance and remains focused on opportunities to expand its unique niche market product offering while bringing smiles to families worldwide. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company **SOUR PATCH KIDS is a registered trademark of Mondelēz International group, used under license.

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	June 26,	June 27,	June 26,	June 27,
	2021	2020	2021	2020

Net Sales	$324,344	$214,563	$821,519	$769,502

Cost of goods sold	228,170	177,367	614,324	585,002
Gross Profit	96,174	37,196	207,195	184,500

Operating expenses
Marketing	20,502	21,952	56,995	68,532
Distribution	27,311	21,272	75,643	69,648
Administrative	10,348	8,374	29,004	28,166
Plant shutdown impairment costs	-	5,072	-	5,072
Other general (income) expense	(131)	(54)	(399)	(183)
Total Operating Expenses	58,030	56,616	161,243	171,235

Operating Income (loss)	38,144	(19,420)	45,952	13,265

Other (expense)income
Investment income (loss)	470	1,300	2,419	2,673
Interest (expense) & other	(8)	(7)	(19)	(60)

Earnings (loss) before income taxes	38,606	(18,127)	48,352	15,878

Income taxes (benefit)	9,713	(5,480)	11,620	4,157

NET EARNINGS (LOSS)	$28,893	$(12,647)	$36,732	$11,721

Earnings (loss) per diluted share	$1.51	$(0.67)	$1.92	$0.62

Weighted average number of diluted shares	19,185	18,888	19,116	19,036

Earnings (loss) per basic share	1.52	$(0.67)	$1.93	$0.62

Weighted average number of basic shares	19,045	18,888	18,996	18,902

The accompanying notes are an integral part of these statements.

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 26,
	2021	September 26,
	(unaudited)	2020
Assets
Current assets
Cash and cash equivalents	$276,268	$195,809
Marketable securities held to maturity	9,902	51,151
Accounts receivable, net	154,845	126,587
Inventories	114,822	108,923
Prepaid expenses and other	11,547	17,087
Total current assets	567,384	499,557

Property, plant and equipment, at cost
Land	2,494	2,494
Buildings	26,582	26,582
Plant machinery and equipment	340,693	330,168
Marketing equipment	253,199	250,914
Transportation equipment	10,232	9,966
Office equipment	34,291	33,878
Improvements	45,349	43,264
Construction in progress	28,134	19,995
Total Property, plant and equipment, at cost	740,974	717,261
Less accumulated depreciation and amortization	482,056	455,645
Property, plant and equipment, net	258,918	261,616

Other assets
Goodwill	121,833	121,833
Other intangible assets, net	79,676	81,622
Marketable securities held to maturity	7,568	16,927
Marketable securities available for sale	11,273	13,976
Operating lease right-of-use assets	51,811	58,110
Other	3,083	2,912
Total other assets	275,244	295,380
Total Assets	$1,101,546	$1,056,553

Liabilities and Stockholders' Equity
Current Liabilities
Current finance lease liabilities	$252	$349
Accounts payable	97,117	73,135
Accrued insurance liability	15,764	13,039
Accrued liabilities	6,890	7,420
Current operating lease liabilities	12,780	13,173
Accrued compensation expense	15,000	16,134
Dividends payable	12,064	10,876
Total current liabilities	159,867	134,126

Noncurrent finance lease liabilities	417	368
Noncurrent operating lease liabilities	41,573	47,688
Deferred income taxes	64,284	64,413
Other long-term liabilities	375	460

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 19,061,000 and 18,915,000 respectively	69,572	49,268
Accumulated other comprehensive loss	(13,182)	(15,587)
Retained Earnings	778,640	775,817
Total stockholders' equity	835,030	809,498
Total Liabilities and Stockholders' Equity	$1,101,546	$1,056,553

The accompanying notes are an integral part of these statements.

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (in thousands)

	Nine Months Ended
	June 26,	June 27,
	2021	2020
Operating activities:
Net earnings	$36,732	$11,721
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	36,278	37,353
Amortization of intangibles and deferred costs	2,096	2,516
Share-based compensation	3,252	3,421
Deferred income taxes	(188)	(426)
(Gain) loss on marketable securities	(926)	1,746
Plant shutdown impairment costs	-	5,072
Other	(305)	(309)
Changes in assets and liabilities net of effects from purchase of companies
(Increase) decrease in accounts receivable	(27,940)	24,634
Increase in inventories	(5,964)	(3,751)
(Increase) decrease in prepaid expenses	5,710	(7,879)
Increase (decrease) in accounts payable and accrued liabilities	24,823	(7,478)
Net cash provided by operating activities	73,568	66,620
Investing activities:
Payments for purchases of companies, net of cash acquired	-	(57,197)
Purchases of property, plant and equipment	(34,456)	(47,637)
Purchases of marketable securities	-	(6,103)
Proceeds from redemption and sales of marketable securities	54,191	54,125
Proceeds from disposal of property and equipment	2,079	2,852
Other	42	(72)
Net cash provided by (used in) investing activities	21,856	(54,032)
Financing activities:
Payments to repurchase common stock	-	(8,972)
Proceeds from issuance of stock	17,178	6,300
Payments on capitalized lease obligations	(48)	(272)
Payment of cash dividend	(32,719)	(31,193)
Net cash used in financing activities	(15,589)	(34,137)
Effect of exchange rate on cash and cash equivalents	624	(885)
Net increase (decrease) in cash and cash equivalents	80,459	(22,434)
Cash and cash equivalents at beginning of period	195,809	192,395
Cash and cash equivalents at end of period	$276,268	$169,961

The accompanying notes are an integral part of these statements.

	Three months ended		Nine months ended
	June 26,	June 27,	June 26,	June 27,
	2021	2020	2021	2020

Sales to External Customers:
Food Service
Soft pretzels	$50,895	$21,384	$120,359	$116,985
Frozen juices and ices	13,927	8,688	30,812	25,222
Churros	20,096	7,321	46,358	38,466
Handhelds	18,971	7,448	56,574	22,084
Bakery	85,706	69,237	257,580	255,016
Other	6,884	2,543	14,546	13,628
Total Food Service	$196,478	$116,621	$526,226	$471,401

Retail Supermarket
Soft pretzels	$11,193	$12,716	$40,871	$34,874
Frozen juices and ices	36,898	33,322	71,600	59,279
Biscuits	4,562	8,151	18,717	21,759
Handhelds	1,191	3,257	6,215	9,135
Coupon redemption	(513)	(807)	(2,196)	(2,216)
Other	526	863	1,652	1,668
Total Retail Supermarket	$53,857	$57,502	$136,859	$124,499

Frozen Beverages
Beverages	$42,279	$16,456	$76,663	$83,606
Repair and maintenance service	22,789	17,259	59,903	61,524
Machines revenue	8,404	6,363	20,556	27,254
Other	536	362	1,312	1,218
Total Frozen Beverages	$74,009	$40,440	$158,434	$173,602

Consolidated Sales	$324,344	$214,563	$821,519	$769,502

Depreciation and Amortization:
Food Service	$6,817	$7,050	$20,334	$21,208
Retail Supermarket	378	468	1,147	1,156
Frozen Beverages	5,469	5,864	16,893	17,505
Total Depreciation and Amortization	$12,664	$13,382	$38,374	$39,869

Operating Income :
Food Service	$17,644	$(18,242)	$29,879	$7,743
Retail Supermarket	9,080	7,910	20,167	14,464
Frozen Beverages	11,420	(9,088)	(4,094)	(8,942)
Total Operating Income (Loss)	$38,144	$(19,420)	$45,952	$13,265

Capital Expenditures:
Food Service	$10,383	$7,865	$25,915	$26,599
Retail Supermarket	93	390	194	1,625
Frozen Beverages	5,151	2,397	8,347	19,413
Total Capital Expenditures	$15,627	$10,652	$34,456	$47,637

Assets:
Food Service	$779,730	$729,331	$779,730	$729,331
Retail Supermarket	33,405	33,766	33,405	33,766
Frozen Beverages	288,411	294,189	288,411	294,189
Total Assets	$1,101,546	$1,057,286	$1,101,546	$1,057,286

RESULTS OF OPERATIONS

Consolidated J&J Snack Foods net sales increased $109.8 million or 51% to $324.3 million for the three months ended June 26th, 2021.

FOOD SERVICE

Sales to food service customers increased $79.9 million or 68% in the third quarter to $196.5 million. Food service venues are approaching pre-COVID capacity levels and more confident consumers are leaving their homes and spending more as the market normalizes. Sales accelerated throughout our key channels led by schools, amusement/recreation, restaurants, c-stores and theaters. Soft pretzel sales to food service increased 138% to $50.9 million. Frozen juices and ices sales increased 60% to $13.9 million and Churro sales increased 174% in the quarter to $20.1 million.

Sales of bakery products increased 24% to $85.7 million in the third quarter. Sales of handhelds increased 155% to $19.0 million in the quarter led by the continued success of a new product developed for one of our larger wholesale club customers.

Sales of new products in the first twelve months since their introduction were approximately $11.8 million in the quarter led by the previously noted handheld item. Price increases had a marginal impact on results in the quarter as traffic and volume drove almost all the sales increase compared to last year.

Operating income in our Food Service segment was $17.6 million in the third quarter compared with an operating loss of $18.2 million in the prior year quarter. The increase in operating income was primarily due to the increase in sales which improved margin efficiencies and expense leverage.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets decreased $3.6 million or 6% to $53.9 million in the third quarter.  The decrease in sales in the current quarter was primarily attributable to the stronger customer demand in the prior year third quarter resulting from the initial responses to the COVID-19 pandemic. During the prior year third quarter, a surge in demand and sales was experienced related to the effects of the rapid changes in consumer purchasing habits.

Sales of soft pretzels decreased 12% to $11.2 million in the third quarter. Sales of frozen juices and ices increased 11% to $36.9 million in the third quarter. Sales of biscuits decreased 44% to $4.6 million and Handheld sales to retail supermarket customers decreased 63% to $1.2 million in the third quarter.

Price increases and sales of new products had a minimum impact on revenue in the quarter as sales were driven primarily by consumer traffic and volume trends in retail outlets.

Operating income in our Retail Supermarkets segment increased $1.2 million or 15% to $9.1 million in this year’s third quarter driven by improving operating income margins which were approximately 300 basis points better than prior year.

FROZEN BEVERAGES

Frozen beverage and related product sales increased $33.6 million or 83% to $74.0 million in the third quarter. Beverage related sales increased 157% to $42.3 million, with the majority of the increase attributable to the increase in gallon sales. The increase was led by the amusement channel that experienced sales above pre-COVID 19 levels and continued traffic increases in the mass merchandise, QSR and theater channels. The theater channel continued to show improvement this quarter, and while current quarter theater channel sales still lagged 2019 sales by over 50%, it represented a significant improvement over the prior year quarter.

Service revenue increased 32% to $22.8 million in the third quarter as customers accelerated equipment maintenance in the quarter to support the post COVID-19 recovery. Machine revenue (primarily sales of frozen beverage machines) increased 32% to $8.4 million in the third quarter. Retailers are beginning to re-invest again which helped to accelerate machine revenues in the quarter.

Our Frozen Beverage segment generated operating income of $11.4 million in the third quarter compared with an operating loss of $9.1 million in the prior year third quarter. The comparative performance was impacted due to the challenging sales environment in the prior year quarter due to the COVID-19 pandemic.

CONSOLIDATED

Gross profit as a percentage of sales was 29.7% in the three-month period this year and 17.3% last year with the increase largely attributable to the benefit of increased sales, favorable product mix and corresponding margin efficiencies.

Total operating expenses increased $1.4 million in the third quarter, however, as a percentage of sales, total operating expenses decreased to 17.9% from 26.4% in the prior year quarter. Marketing expenses decreased to 6.3% of sales in this year’s quarter from 10.2% last year. Distribution expenses were 8.4% of sales in this year’s quarter compared to 9.9% of sales last year. Administrative expenses were 3.2% of sales this quarter compared to 3.9% last year. Operating expenses in the prior year quarter were also impacted by $5.1 million of plant shutdown impairment costs.

Operating income was $38.1 million in the third quarter compared with an operating loss of $19.4 million in the prior year quarter, largely the result of the aforementioned items.

Our investments generated before tax income of $0.5 million this quarter, a decrease of $0.8 million compared to prior year quarter. The decrease was primarily attributable to the decrease in investments held between periods.

Net earnings in the third quarter were $28.9 million compared with a net loss of $12.6 million in the prior year quarter. Our effective tax rate was 25% in this year’s quarter.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.